NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy, President and CEO Analysts/Investors: Joe Calabrese 212/827-3772 Old Republic Declares A Special, One-Time Cash Dividend of $1.50 Per Share CHICAGO – August 13, 2021 -- Old Republic International Corporation (NYSE: ORI) today announced its Board of Directors has declared a special, one-time cash dividend of $1.50 per share. The dividend will be paid on October 6, 2021 to shareholders of record on September 15, 2021. In reaching its decision the Board of Directors evaluated such critical factors as: · The current capital position and foreseeable capital needs of the insurance underwriting subsidiaries to which substantially all of the Company’s financial resources are committed, and · The parent holding company’s current liquidity, and short to intermediate term expectations for same. In these lights the Board of Directors concluded that current liquidity is sufficient to allow the payment of this one-time special dividend in a fair and equitable manner to all shareholders of record. Since December 31, 2016, the Board of Directors will now have declared regular and special cash dividends of nearly $2.4 billion or approximately 72% of the Company’s total earnings. Over that same period, Old Republic’s shareholders equity account has nonetheless grown by nearly 52% principally through retained earnings, a moderate capital raise, and market appreciation of the Company’s fixed maturity and common stock investment portfolios. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry. The nature of Old Republic's business requires that it be managed for the long run. Its consistent and reliable cash dividend policy reflects this long-term orientation. The current annualized dividend rate of $0.88 per share marks the 40th consecutive year that Old Republic has boosted this rate, and 2021 becomes the 80th year of uninterrupted regular cash dividend payments. Here's a summary of recent years' total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed. ORI Selected Indices' Compounded Annual Annual Total Annual Returns Book Value Market Value Nominal S & P Compounded Compounded Gross S & P P&C Total Total Domestic 500 Insurance Return Return Product Index Index Ten Years 2001 – 2010 8.0% 1.9% 3.9% 1.4% 1.0% Ten Years 2011 – 2020 8.8% 9.9% 3.3% 13.9% 14.3% Twenty Years 2001 – 2020 8.4% 5.8% 3.6% 7.5% 7.4% First Six Months 2020 – only 0.6% -25.4% -10.2% -3.1% -13.5% First Six Months 2021 – only 11.0% 35.8% 5.1%* 15.2% 8.9% *Estimated For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100